FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS THIRD QUARTER RESULTS

New York, New York, November 7, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the third quarter ended September 30, 2012.

Third Quarter 2012 Compared to Third Quarter 2011:

•	Net sales decreased 3.2% to $166.3 million from $171.7 million; at comparable foreign currency exchange rates, net sales rose 2.0%;
•	European-based operations generated sales of $148.6 million, down 4% from $154.7 million;
•	Sales by U.S.-based operations were $17.7 million, up 4% from $17.0 million;
•	Gross margin was 60.8% compared to 62.5%;
•	S, G & A expense as a percentage of sales was 47.5% compared to 50.0%;
•	Operating margin was 13.3% of net sales compared to 12.6% of net sales;
•	Net income attributable to Inter Parfums, Inc. was $10.0 million compared to $10.4 million; and,
•	Basic and diluted earnings per share were $0.33 compared to $0.34.

Through the first nine months of 2012, net sales were $477.2 million or 12.0% ahead of $426.1 million in the same period of 2011. At comparable foreign currency exchange rates, net sales rose approximately 16.9%. Net income attributable to Inter Parfums, Inc. increased 11.8% to $31.5 million or $1.03 per basic and diluted share from $28.2 million or $0.92 per basic and diluted share.

Russell Greenberg, Executive Vice President & Chief Financial Officer pointed out, “The strength of the U.S. dollar has had a significant effect on sales and gross margin as the average dollar/euro exchange rate for the three and nine months ended September 30, 2012 was 1.25 and 1.28, respectively, as compared to 1.41 for both corresponding periods of the prior year. Over 40% of European-based net sales are denominated in dollars, while corresponding costs are incurred in euro. Thus, while a stronger U.S. dollar has a positive effect on gross margin during the current third quarter, gross margin declined slightly due to product mix and the sale of certain slow moving goods at a discount. On the other hand, S, G & A as a percent of net sales decreased primarily due to reduced promotional and advertising spending as last year’s third quarter included the largest product launch in our history for Burberry Body. Also notable, foreign currency losses aggregated $1.4 million for the current third quarter as compared to a gain of $1.2 million in the corresponding period of the prior year.”

Mr. Greenberg continued, “Our business generated cash flow from operating activities of more than $20 million year-to-date. We entered the final quarter of year with over $240 million in working capital including nearly $26 million in cash and cash equivalents; and we have no long-term debt. With this strong balance sheet and the anticipated $230 million cash infusion from the buy out of the Burberry license, we will be in an excellent position to continue to build upon our existing brands and invest in new ones to drive the future growth of our business.”

Jean Madar, Chairman & CEO of Inter Parfums, commented, “As previously reported, in local currency, several key brands within our European-based operations achieved strong growth in the third quarter. Notably, Lanvin fragrance sales rose 12%, Montblanc fragrance sales rose 67%, and Jimmy Choo fragrance sales were 44% ahead of the same period last year. However, last year’s third quarter net sales included the global launch of Burberry Body, making for a difficult year-over-year sales comparison. With respect to U.S.-based operations, the 2012 third quarter was favorably impacted by the inclusion of Anna Sui fragrance sales, international distribution of U.S. specialty retail brands, and fragrance launches for namesake stores earlier in the year."

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Inter Parfums, Inc. News Release November 7, 2012	Page 2

Mr. Madar continued, “We plan to announce our initial guidance for 2013 on November 21, 2012. Our expectations for the coming year will factor in our previously announced transition agreement with Burberry, a process slated for completion by March 31, 2013. We also have new product launch plans in the works for many of our brands including Jimmy Choo, Lanvin, Van Cleef & Arpels, Boucheron and our first Repetto fragrance in July for European-based operations, plus new product introductions for the Anna Sui and bebe brands for U.S.-based operations. Beyond 2013, we are enthusiastic about the business opportunity resulting from our new releationship with the the iconic Karl Lagerfeld brand, under the 20-year license agreement we entered into last month. The first new fragrance launch from the brand is scheduled for 2014.”

Dividend

The Company’s regular quarterly cash dividend of $0.08 per share will be payable on January 15, 2013 to shareholders of record on December 31, 2012.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Thursday, November 8, 2012. Interested parties may participate in the call by dialing (201) 493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld and Repetto. Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release November 7, 2012	Page 3

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$166,264	$171,706	$477,187	$426,132

Cost of sales	65,146	64,323	181,535	158,173

Gross margin	101,118	107,383	295,652	267,959

Selling, general and administrative expenses	79,039	85,838	229,190	210,026

Income from operations	22,079	21,545	66,462	57,933

Other expenses (income):
Interest expense	391	687	1,195	1,517
(Gain) loss on foreign currency	1,405	(1,239)	2,584	(1,091)
Interest income	(52)	(241)	(887)	(947)

	1,744	(793)	2,892	(521)

Income before income taxes	20,335	22,338	63,570	58,454

Income taxes	7,158	9,054	22,658	21,402

Net income	13,177	13,284	40,912	37,052

Less: Net income attributable to the noncontrolling interest	3,159	2,851	9,389	8,867

Net income attributable to Inter Parfums, Inc.	$10,018	$10,433	$31,523	$28,185

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.33	$0.34	$1.03	$0.92
Diluted	$0.33	$0.34	$1.03	$0.92

Weighted average number of shares outstanding:
Basic	30,570	30,539	30,561	30,506
Diluted	30,717	30,698	30,697	30,676

Dividends declared per share	$0.08	$0.08	$0.24	$0.24

Inter Parfums, Inc. News Release November 7, 2012	Page 4

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	September 30, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$25,851	$35,856
Accounts receivable, net	167,207	175,223
Inventories	161,058	164,077
Receivables, other	1,726	3,258
Other current assets	6,376	4,258
Income tax receivable	677	1,404
Deferred tax assets	9,641	7,270

Total current assets	372,536	391,346

Equipment and leasehold improvements, net	15,911	14,525

Goodwill	2,761	2,763

Trademarks, licenses and other intangible assets, net	103,162	105,750

Other assets	2,176	1,650

Total assets	$496,546	$516,034

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$1,385	$11,826
Current portion of long-term debt	--	4,480
Accounts payable, trade	69,644	112,726
Accrued expenses	49,860	52,042
Income taxes payable	8,670	2,099
Dividends payable	2,446	2,443

Total current liabilities	132,005	185,616

Deferred tax liability	5,605	6,068

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,576,426 and 30,541,506 shares at September 30, 2012 and December 31, 2011, respectively	31	31
Additional paid-in capital	52,408	50,883
Retained earnings	252,471	228,164
Accumulated other comprehensive income	7,854	7,747
Treasury stock, at cost, 10,009,492 common shares at September 30, 2012 and December 31, 2011	(34,151)	(34,151)

Total Inter Parfums, Inc. shareholders’ equity	278,613	252,674

Noncontrolling interest	80,323	71,676

Total equity	358,936	324,350

Total liabilities and equity	$496,546	$516,034